Exhibit 99.1

Form of Press Release Dated February 3, 2003

National Wine & Spirits, Inc. and Glazer's Wholesale Distributors
Announced Today a Partnership to Serve the Illinois Market
 Monday February 3, 7:01 am ET
Glazer's and NWS are Leaders in Wine & Spirits Distribution in the U.S. with Operations in 12 States from Texas to Michigan

Together Glazer’s and NWS Create An Unparalleled Central U.S. Distribution Solution for Leading Brand Owners
INDIANAPOLIS and DALLAS, Feb. 3 /PRNewswire/ — Today, Glazer’s Wholesale Distributors and National Wine & Spirits, Inc. (NWS) announced an agreement in principle to form a strategic partnership in the Illinois market. The Companies have agreed to create an equal partnership to pursue distribution opportunities in the $1.3 billion Illinois Wine and Spirits wholesale market.

Bennett Glazer, CEO of Glazer’s Wholesale Distributors said, “This partnership with NWS gives us the entry into the important Illinois market fulfilling a significant component of Glazer’s long term strategy of being the dominant distributor in the middle of the country. The Glazer and LaCrosse families both have high standards in partnering with our suppliers, employees and customers. We are excited by the opportunity to build the premier distribution company in Illinois with NWS.”

James E. LaCrosse, Chairman & CEO of NWS said, “Over the past 12 years, NWS has built the best operation in Illinois. With the Glazer family as our partners, we will now be in position to take the next step in solidifying our leadership in this market. Putting our two World-class organizations together creates a strong long-term strategic distributor for suppliers across the beverage industry.”

Together, the Companies have important relationships with almost all of the leading Beverage Alcohol suppliers. Many suppliers have encouraged this partnership, and look at the new combined entity as a great strategic option in the important Illinois market.

About NWS
Indianapolis-based National Wine & Spirits, Inc. is the largest distributor of wine & spirits in the Midwest and one of the leading distributors of alcohol beverages in the U.S. NWS serves over 36,000 retail customers across Indiana, Illinois, Michigan and Kentucky.

About Glazer's
Dallas-based Glazer’s is one of the largest distributors of wine, spirits, beer and other beverages in the U.S. With revenues approaching $2 billion, the Glazer Companies has operations in nine states.

Forward-looking statements from NWS “as defined in the Private Securities Litigation Reform Act of 1995” may be included in this news release. A variety of factors could cause the Company’s actual results to differ from the reported results expressed in such forward-looking statements. A discussion of factors that could cause results to vary are included in the Company’s periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2002, and its Form 10-Q for the three months ended September 30, 2002.

Lisa Wolford Robinson Lerer & Montgomery 212/484-7058 lwolford@rlmnet.com ‹mailto:lwolford@rlmnet.com› Louis Zweig Glazer's 972-702-0900 x389 lzweig@glazers.com ‹mailto:lzweig@glazers.com›

Source:  Glazer's Wholesale Distributors; National Wine & Spirits, Inc.